Exhibit 99.1

Energy XXI Agrees to Purchase Pogo’s
Gulf of Mexico Shelf Properties

HOUSTON - April 24, 2007 - Energy XXI (Bermuda) Limited (AIM: EGY) today announced it has conditionally agreed to purchase certain Gulf of Mexico shelf oil and natural gas properties from Pogo Producing Company (NYSE: PPP) for a cash consideration of $419.5 million.
The properties include 28 fields currently producing approximately 7,400 net barrels of oil equivalent (BOE) per day, and with net proved reserves of approximately 20 million BOE. About 62 percent of the production and 70 percent of the reserves are oil. On a reserves basis, 73 percent of the properties are operated and 74 percent of the reserves are proved developed. Offshore leases included in the purchase agreement total nearly 282,000 gross acres (91,600 net acres).
“The Pogo properties are an excellent addition to our existing asset base,” Energy XXI Chairman and CEO John Schiller said. “These properties largely overlap our current offshore holdings from both a geographic and geologic standpoint, which offers significant operating synergies. This transaction will boost our recent production run rate by more than 40 percent and our proved reserve base by about 50 percent.
“Given current oil and gas prices, we consider this an attractive investment based solely on the proved properties, and we expect the deal to be immediately accretive to cash flow,” he said. “We also see upside potential as more than 1,500 BOE per day of net production is restored at hurricane-affected facilities and as we drill the inventory of identified development and exploration locations.”
The transaction will be funded through a combination of bank debt and a private placement of debt. Jefferies & Company, The Royal Bank of Scotland and BNP Paribas are jointly arranging the required financing. Energy XXI has placed a 5 percent deposit into escrow, which includes cash and 3.98 million newly issued shares that will be returned to the company for cancellation upon closing of the transaction.
The purchase is subject to customary closing conditions and adjustments, such as adjustments to the purchase price to reflect revenues generated between the effective date of April 1, 2007 and the closing, which is expected by June 1, 2007.
For Energy XXI, Vinson & Elkins acted as legal counsel.

Reserves Data
Year-end 2006 estimates for the acquired properties were prepared by Ryder Scott Company, third-party petroleum consultants employed by Pogo. Such estimates were relied upon by Energy XXI to prepare updated estimates as of the transaction’s proposed effective date of April 1, 2007. See the table below for these updated estimates and other relevant data.
The U.S. Securities and Exchange Commission recognizes only proved reserves and discourages discussion of unproved reserves. Guidelines set out by AIM, a market operated by the London Stock Exchange, require listed companies such as Energy XXI to report probable and possible resources in addition to proved reserves, particularly in relation to transactions such as the one discussed in this news release. The data are therefore presented for consideration as individuals deem appropriate.

Forward-Looking Statements
All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Competent Person Disclosure
The technical information contained in this announcement relating to operations adheres to the standard set by the Society of Petroleum Engineers. Tom O’Donnell, Director of Corporate Development, a registered Petroleum Engineer, is the qualified person who has reviewed and approved the technical information contained in this announcement.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are primarily located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. In April 2007, Energy XXI announced that its registration statement on Form S-1, registering approximately 115 million shares of its common stock for resale by certain selling shareholders, had been declared effective by the U.S. Securities and Exchange Commission. Energy XXI aims to be listed and begin trading on the NASDAQ system under the symbol ‘EXXI’ later this quarter. Collins Stewart Europe Limited and Jefferies International are Energy XXI listing brokers in the United Kingdom. In the United States, Jefferies & Company, BMO Capital Markets, Collins Stewart and Natexis Bleichroeder are market makers.

Pogo Gulf of Mexico Shelf Transaction Details
(Unless specified otherwise, all data are as of April 1, 2007)

Purchase Price Cash		$419.5 Million
Assumption of abandonment liabilities		$24.3 Million
Purchase Price Allocation Proved reserves		$414.9 Million
Unproven/leasehold/midstream		$4.6 Million
Total		$419.5 Million
Resource Potential
Proved reserves		20.2 MMBOE	70% Oil
Probables		5.5 MMBOE	66% Oil
Possibles		4.7 MMBOE	70% Oil
Future Development Costs Associated with proved reserves Associated with probables Associated with possibles	$ $ $	115.8 Million 44.2 Million 28.8 Million
Total		$188.8 Million

Asset Details (Fields)	Proved (MMBOE)	Proved PV10 ($MM)	Probables (MMBOE)	Probables PV10 ($MM)	Possibles (MMBOE)	Possibles PV10 ($MM)	Production (BOE/d Net)
Main Pass 61	8.2	255	1.8	66	1.1	38	3,700
Main Pass 72	3.0	71	0.9	10	1.1	22	700
Other	9.0	206	2.8	54	2.5	43	3,000
Total	20.2	532	5.5	130	4.7	103	7,400

Operating Details[1]	2006 Revenues	2006 Direct Operating Costs[2]	2006 Operating Margin[3]
	$151 Million	$32.4 Million	$118.6 Million
(1)	Calendar year 2006 unaudited operating data for the acquired properties, provided by the seller.
(2)	Operating costs exclude $20 million of hurricane expense.
(3)	Eugene Island 330 and South Marsh Island 128 did not produce in 2006 due to hurricane damage, but incurred operating expenses (including workovers).

GLOSSARY

Proved Oil and Gas Reserves - Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation testing. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Proved Developed Reserves - Reserves are categorized as proved developed if they are expected to be recovered from existing wells.

Probables - Probables are those unproved resources that analysis of geological and engineering data suggest are more likely than not to be recoverable. In this context, when probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the sum of estimated proved reserves plus probables. In general, probables may include (1) resources anticipated to be proved by normal step-out drilling where sub-surface control is inadequate to classify these reserves as proved, (2) resources in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and that are not analogous to producing or proved reservoirs in the area, (3) incremental resources attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate, (4) resources attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid and reservoir characteristics appear favorable for commercial application, (5) resources in an area of the formation that appears to be separated from the proved area by faulting and the geological interpretation indicates the subject area is structurally higher than the proved area, (6) resources attributable to a future workover, treatment, retreatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells that exhibit similar behavior in analogous reservoirs, and (7) incremental resources in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more resources than can be classified as proved.

Possibles - Possibles are those unproved resources that analysis of geological and engineering data suggest are less likely be recoverable than probables. In this context, when probabilistic methods are used, there should be at least a 10% probability that the quantities actually recovered will equal or exceed the sum of estimated proved reserves plus probables and possibles. In general, possibles may include (1) resources that, based on geological interpretations, could possibly exist beyond areas classified as probable, (2) resources in formations that appear to be petroleum-bearing based on log and core analysis but may not be productive at commercial rates, (3) incremental resources attributed to infill drilling that are subject to technical uncertainty, (4) resources attributed to improved recovery methods when reasonable doubt exists that the project will be commercial, and (5) resources in an area of the formation that appears to be separated from the proved area by faulting and the geological interpretation indicates the subject area is structurally lower than the proved area.

Barrel - unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

BOE - barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d - barrels of oil equivalent per day.

Field - an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

MBOE - thousand barrels of oil equivalent.

MMBOE - million barrels of oil equivalent.

PV10 - the estimated present value of the resource, discounted at a 10 percent annual rate.

Enquiries of the Company

Energy XXI (Bermuda) Limited

Stewart Lawrence
Vice President, Investor Relations and Communications
+1 713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited

Nominated Adviser and UK Broker to the Company
Seema Paterson
+44 207 523 8321
spaterson@collins-stewart.com

Pelham PR

James Henderson
+44 207 743 6673
james.henderson@pelhampr.com

Alisdair Haythornthwaite
+44 207 743 6676
alisdair.haythornthwaite@pelhampr.com